Exhibit 23.5

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-3, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Sergio Castro, Registered Member of the Chilean Mining Commission, hereby consent to the use of my name in connection with the mineral reserve estimates for the El Peñón Mine as at December 31, 2016 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

By:	/s/ Sergio Castro

Name:	Sergio Castro

Title:	Registered Member of the Chilean Mining Commission

March 28, 2017